UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.   20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2006

GLACIER BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

000-18911	81-0519541
(Commission File Number)	(IRS Employer Identification No.)

49 Commons Loop
Kalispell, Montana 59901
 (Address of principal executive offices)  (zip code)

Registrant’s telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01 OTHER EVENTS

          On May 31, 2006, Glacier Bancorp, Inc., Kalispell, Montana (“GBCI”) entered into a Plan and Agreement of Merger (the “Merger Agreement”) with First National Bank of Morgan (“FNBM”).  Under the terms of the Merger Agreement, GBCI will cause the formation of New First National Bank of Morgan (“New Bank”), FNBM will merge with and into New Bank (the “Merger”), and New Bank will be the resulting national banking association subsidiary of GBCI, operating under the name “First National Bank of Morgan.”

          Effective at the time of the Merger, the outstanding common shares of FNBM will be exchanged for a combination of $10 million in GBCI common stock and $10 million in cash with a total aggregate value of $20 million.  The number of GBCI shares and cash amount to be issued for each FNBM share may be adjusted pursuant to the adjustment provisions contained in the Merger Agreement.

          Consummation of the transaction is subject to several conditions, including receipt of applicable regulatory approvals and approval by the shareholders of FNBM.  For information regarding the terms of the proposed transaction, reference is made to the press release dated May 31, 2006, which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements. – not applicable

(b)	Pro forma financial information. – not applicable

(c)	Not applicable

(d)	Exhibits.

                              99.1     Press Release dated May 31, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2006	GLACIER BANCORP, INC.

	By:	/s/ Michael J. Blodnick

Michael J. Blodnick
President and Chief Executive Officer